UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 22, 2016

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 22, 2016, the State of Baja California, Mexico (the “State”) signed a public-private partnership contract (the “APP Contract”) with Aguas de Rosarito S.A.P.I. de C.V. (“AdR”), a special purpose vehicle owned by NuWater S.A.P.I. de C.V. and N.S.C. Agua, S.A. de C.V. (“NSC”) for the design, construction, financing, and operation of a seawater desalination plant in Playas de Rosarito, Baja California, Mexico. NSC is a 99.9% owned subsidiary of Consolidated Water Co. Ltd. (the “Company”).

The APP Contract was executed between AdR, the State Water Commission of Baja California (“CEA”), the Government of Baja California represented by the Secretary of Planning and Finance, and the Public Utilities Commission of Tijuana (the “CESPT”). The APP Contract requires AdR to design, construct, finance and operate a seawater desalination plant (and accompanying aqueducts) with a capacity of up to 100 million gallons per day in two phases (collectively referred to as the “Project”). The first phase of the Project consists of a plant with a capacity of 50 million gallons per day and an aqueduct to the Mexican potable water system in Tijuana, Baja California. The second phase of the Project consists of additional plant capacity of 50 million gallons per day and an aqueduct to a second delivery point in Tijuana. The first phase must be operational within 36 months of commencing construction, and the second phase must be operational by the end of 2024. The APP Contract further requires AdR to operate and maintain the plant and aqueducts for a period of 37 years starting from the commencement of operation of the first phase. At the end of the operating period the plant and aqueducts will be transferred to CEA.

The total Project cost is expected to be approximately 9 billion Mexican pesos, or approximately US$490 million (based upon the currency exchange rate as of August 23, 2016). Annual revenues from the Project are expected to be approximately 1.02 billion Mexican pesos, or approximately US$55.5 million (based upon the currency exchange rate as of August 23, 2016). Water rates under the APP Contract are indexed to the Mexican national consumer price index over its term. Electrical energy costs incurred by AdR to desalinate and deliver water are treated as a pass through charge to CEA, subject to efficiency guarantees. AdR expects to raise Mexican peso denominated debt financing through a consortium led by the North American Development Bank, which also provided financial advisory services to the Company and its partners through the bidding process and contract negotiations.

Despite its signing, the APP Contract does not become effective until AdR secures the equity and debt financing required for the first phase of the Project and certain other conditions are met. Such conditions include the following:

•	the State has established and registered various payment trusts, guaranties and bank credit lines for specific use by the Project;
•	the CEA has obtained the rights from the relevant federal authority to take and desalinate seawater and distribute it for municipal use;
•	various water purchase and sale agreements between the CEA, the payment trusts and the CESPT have been executed;
•	AdR has obtained all rights of ways required for the aqueduct;
•	AdR has obtained permission from the relevant federal authority to discharge the residual water from the Project’s desalination plant; and
•	all financing agreements necessary to provide funding for the Project have been executed.

The APP Contract was executed in the Spanish language and, together with its exhibits, is in the course of being translated for appendage as an exhibit to an amended report on Form 8-K, which the Company intends to file as soon as the APP Contract and its exhibits are available for filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Title

10.1	Public-Private Partnership Contract dated August 22, 2016 among Aguas de Rosarito S.A.P.I. de C.V., the State Water Commission of Baja California, the Government of Baja California represented by the Secretary of Planning and Finance, and the Public Utilities Commission of Tijuana.*

*	To be filed by amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ David W. Sasnett
Name:	David W. Sasnett
Title:	Executive Vice President & Chief Financial Officer

Date: August 26, 2016